STOCK OPTION FORFEITURE & GENERAL RELEASE ("AGREEMENT")

In consideration of The Alkaline Water Company, Inc., a Nevada corporation ("TAWC") issuing 200,000 Shares of Series D Preferred Stock to Ricky Wright ("Employee") (the "New Equity"), Employee (on its own behalf and on behalf of his or her marital community) hereby agrees as follows:

1. Acknowledges that Employee currently owns stock options to purchase 1,500,000 shares of TAWC common stock at an exercise prices of $0.52 per share (the "Existing Stock Options"). Notwithstanding the foregoing, it is the intention of this Agreement that any and all TAWC stock options issued to Employee by TAWC at any time that are currently outstanding be included within the definition of "Existing Stock Options."

2. Acknowledges and agrees that, in exchange for Employee's receipt of the New Equity and the unanticipated exchange value he recently received for his 10,000,000 shares of Series A Preferred Stock in TAWC, Employee agrees that the Existing Stock Options are hereby forfeited, terminated and otherwise canceled as of the Effective Date listed below.

3. Releases, discharges and acquits TAWC, its affiliates and its parents, subsidiaries, assigns, shareholders, members, attorneys, consultants, directors, officers, employees, representatives and agents (collectively, the "TAWC Parties") for, from and against any and all claims, demands and causes of action (whether now existing or hereafter arising, known or unknown) that the Employee may now or in the future have against the TAWC Parties (or any of them), including, without limitation, claims, demands and causes of action that resulted, result or may result from, arise out of or relate to, in whole or in part, directly or indirectly, Employee's forfeiture of the Existing Stock Options, and the termination and cancelation of the Existing Stock Options;

4. Acknowledges that the TAWC Parties will materially rely upon this General Release; and

5. With respect to the matters hereinabove released, the Employee knowingly waives all rights and protection, if any, under Section 1542 of the Civil Code of the State of California, or any similar law of any state or territory of the United States of America. Section 1542 provides as follows:

> 1542 General Release; Extent. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

EXECUTED as of November 8, 2017

EMPLOYEE:

By: /s/ Ricky Wright
Ricky Wright, an Arizona resident, individually and on behalf of his marital community

By: /s/ Sharon Wright
Sharon Wright, an Arizona resident, individually and on behalf of her marital community